EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-162279 and 333-160682) and Form S-8 (No. 333-273787) of Citizens & Northern Corporation and subsidiaries of our report dated March 11, 2024, except for Note 22, as to which the date is March 6, 2025, relating to the consolidated financial statements for the year ended December 31, 2023, which appears in this annual report on Form 10-K for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

Pittsburgh, Pennsylvania

March 6, 2026